Exhibit 99.1

Microsoft to continue discussions on potential TikTok purchase in the United States

Aug 2, 2020    |    Microsoft Corporate Blogs

Following a conversation between Microsoft CEO Satya Nadella and President Donald J. Trump, Microsoft is prepared to continue discussions to explore a purchase of TikTok in the United States.

Microsoft fully appreciates the importance of addressing the President’s concerns. It is committed to acquiring TikTok subject to a complete security review and providing proper economic benefits to the United States, including the United States Treasury.

Microsoft will move quickly to pursue discussions with TikTok’s parent company, ByteDance, in a matter of weeks, and in any event completing these discussions no later than September 15, 2020. During this process, Microsoft looks forward to continuing dialogue with the United States Government, including with the President.

The discussions with ByteDance will build upon a notification made by Microsoft and ByteDance to the Committee on Foreign Investment in the United States (CFIUS). The two companies have provided notice of their intent to explore a preliminary proposal that would involve a purchase of the TikTok service in the United States, Canada, Australia, and New Zealand and would result in Microsoft owning and operating TikTok in these markets. Microsoft may invite other American investors to participate on a minority basis in this purchase.

This new structure would build on the experience TikTok users currently love, while adding world-class security, privacy, and digital safety protections. The operating model for the service would be built to ensure transparency to users as well as appropriate security oversight by governments in these countries.

Among other measures, Microsoft would ensure that all private data of TikTok’s American users is transferred to and remains in the United States. To the extent that any such data is currently stored or backed-up outside the United States, Microsoft would ensure that this data is deleted from servers outside the country after it is transferred.

Microsoft appreciates the U.S. Government’s and President Trump’s personal involvement as it continues to develop strong security protections for the country.

These discussions are preliminary and there can be no assurance that a transaction which involves Microsoft will proceed. We do not intend to provide further updates until there is a definitive outcome to our discussions.